FFLC Bancorp, Inc.
                               Holding Company for
                           First Federal Savings Bank
                  P.O. Box 490420 Leesburg, Florida 34749-0420
                    Voice (352) 787-3311 - Fax (352) 787-7206

FOR IMMEDIATE RELEASE                                  Contact: Stephen T. Kurtz
July 10, 2003                                                    President & CEO

FFLC Bancorp, Inc. Added to Russell Indexes

According to the final membership list issued by the Frank Russell Company, FFLC Bancorp, Inc., joined the Russell 3000(R) Index when the broad-market index was reconstituted on June 30. Index membership went into effect July 1 and will remain in place for one year. Membership in the Russell 3000(R) meant FFLC was automatically included in the small-cap Russell 2000(R) Index.

Stephen T. Kurtz, FFLC Bancorp's President and CEO, again expressed his pleasure that the Company would be included in the Russell indexes. "This is a major milestone for FFLC to be included in these well-known indexes. FFLC has continued to grow through the efforts of a great group of directors and employees, the support of our stockholders and the communities we have the pleasure of serving."

Membership in Russell's 21 U.S. equity indexes is determined primarily by market capitalization rankings and style attributes. Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. About $250 billion is invested in index funds based on Russell's indexes and an additional $850 billion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 Index while the remaining 2,000 companies become the widely used Russell 2000 Index.

FFLC Bancorp, Inc. with over $900 million in assets is the holding company for First Federal Savings Bank of Lake County, based in Leesburg, Florida. First Federal Savings Bank of Lake County conducts business in Lake, Sumter, Citrus and Marion Counties, Florida, through a network of fourteen branch offices. The stock of FFLC Bancorp, Inc. is quoted on the NASDAQ National Market System under the symbol "FFLC". First Federal's web site is located at http://www.1stfederal.com. FFLC Bancorp, Inc.'s SEC filings, press releases and other supplemental information are available at the web site, in the "FFLC Bancorp" section.

                               FFLC Bancorp, Inc.
                               Holding Company for
                           First Federal Savings Bank
                  P.O. Box 490420 Leesburg, Florida 34749-0420
                    Voice (352) 787-3311 - Fax (352) 787-7206

FOR IMMEDIATE RELEASE Contact:                                  Stephen T. Kurtz
July 11, 2003                                                    President & CEO

FFLC BANCORP, INC.,  Announces Increased Income for the 2nd Quarter

Leesburg, Florida. FFLC Bancorp, Inc. (NASDAQ NMS: FFLC), the holding company for First Federal Savings Bank of Lake County, reported a 7% increase in net income to $2.4 million for the quarter ended June 30, 2003, compared to the $2.2 million earned for the comparable 2002 quarter. On a per share basis, basic income increased to $.44 per share for the quarter ended June 30, 2003, compared to $.41 per share for the 2002 quarter. Net income per share on a diluted basis increased to $.43 for the quarter ended June 30, 2003, compared to $.40 for the 2002 quarter. Total assets grew 3% to $922.9 million at June 30, 2003 from $891.9 million at June 30, 2002.

Net income for the six months ended June 30, 2003 increased 7% to $4.7 million, compared to $4.4 million for the first six months of 2002. On a per share basis, basic income increased to $.88 per share for the six months ended June 30, 2003, compared to $.83 per share for the 2002 period. Net income per share on a diluted basis increased to $.86 for the six months ended June 30, 2003, compared to $.81 for the 2002 period.

Net interest income after provision for loan losses increased 7% to $6.6 million for the quarter ended June 30, 2003, compared to $6.2 million for the 2002 quarter. That increase resulted primarily from a $967,000 decrease in interest expense. The decrease in interest expense was due primarily to a 76 basis point decrease in the cost of liabilities, to 3.06% for the 2003 quarter from 3.82% for the 2002 quarter, partially offset by a $61.2 million increase in average interest-bearing liabilities outstanding during the 2003 quarter compared to the 2002 quarter.

Nonperforming loans increased to $5.2 million at June 30, 2003, from $2.8 million at March 31, 2003. A commercial line of credit and a mortgage loan to an agriculture borrower totaling $2.7 million were classified as substandard. Management estimates the fair value of the combined collateral, including accounts receivable, real estate, and a certificate of deposit, to approximate $3.2 million and, accordingly, no loss is anticipated on those loans.

Noninterest expense increased $666,000 or 19% for the quarter ended June 30, 2003, compared to the 2002 period. That increase was primarily the result of the growth of the Company and corresponding increases in salaries and employee benefits.

Stockholders' equity increased to $74.5 million at June 30, 2003, from $72.7 million at March 31, 2003. Book value per share increased to $13.81 at June 30, 2003, from $13.53 at March 31, 2003. During the second quarter of 2003, the Company repurchased 5,774 shares of its common stock at a cost of $158,000 under the stock repurchase program.

First Federal Savings Bank of Lake County conducts business in Lake, Sumter, Citrus and Marion Counties, Florida, through a network of fourteen branch offices. The stock of FFLC Bancorp, Inc. is quoted on the NASDAQ National Market System under the symbol "FFLC". First Federal's web site is located at http://www.1stfederal.com. FFLC Bancorp, Inc.'s SEC filings, press releases and other supplemental information are available at the web site, in the "FFLC Bancorp" section.

SELECTED FINANCIAL DATA
($ in thousands, except per share amounts)

SELECTED BALANCE SHEET DATA                                At June 30  At December 31
                                                              2003          2002

Total assets                                               $  922,934    $  915,821
Deposits                                                   $  682,057    $  668,058
Total gross loans receivable                               $  766,729    $  756,555
Allowance for loan losses                                  $    5,426    $    5,181
Total stockholders' equity                                 $   74,473    $   71,062
Shares outstanding (2)                                      5,393,055     5,374,913
Market price per share                                     $    25.97    $    19.71
Book value per share (2)                                   $    13.81    $    13.22
Nonperforming loans                                        $    5,216    $    2,592
Nonperforming assets                                       $    5,934    $    3,218
Equity as a percentage of total assets                          8.07%         7.76%
Interest-earning assets to interest-bearing liabilities          1.07          1.06

ASSET QUALITY RATIOS                                       At June 30  At December 31
                                                              2003          2002

Nonperforming assets to total assets                             0.64%         0.35%
Nonperforming loans to total loans                               0.68%         0.34%
Allowance for loan losses to nonperforming loans               104.03%       199.88%
Allowance for loan losses to nonperforming assets               91.44%       161.00%
Allowance for loan losses to total gross loans receivable        0.71%         0.68%

SELECTED INCOME AND OTHER DATA                                For the six months
                                                                 ended June 30,
                                                              2003          2002

Net interest income before provision for loan losses          $14,047       $13,182
Provision for loan losses                                     $   794       $   871
Ratio of net charge-offs to average loans (1)                    0.15%         0.13%
Net income                                                    $ 4,720       $ 4,421
Basic net income per share (2)                                $  0.88       $  0.83
Diluted net income per share (2)                              $  0.86       $  0.81
Total gross loans originated by department: *
     Residential                                              $96,591       $70,953
     Commercial                                               $52,936       $54,110
     Consumer                                                 $47,247       $42,481

* - Includes undisbursed amounts of construction loans and lines of credit.

PERFORMANCE RATIOS (1)                                        For the six months
                                                                 ended June 30,
                                                              2003          2002

Return on average assets                                         1.01%         1.05%
Return on average equity                                        12.87%        13.38%
Average equity to average assets                                 7.86%         7.83%
Noninterest expense to average assets                            1.80%         1.67%
Net interest spread                                              3.00%         3.04%
Net interest margin                                              3.19%         3.28%
Operating efficiency ratio                                      50.02%        47.10%

(1) Ratios are annualized
(2) 2002 adjusted to reflect the three-for-two stock split declared in February 2003.

                               FFLC Bancorp, Inc.
                           Consolidated Balance Sheets

                   ($ in thousands, except per share amounts)

                                                                                         At June 30    At December 31
Assets                                                                                      2003            2002


Cash and due from banks                                                                    $ 35,786       $ 20,157
Interest-earning deposits                                                                    27,411         49,237
                                                                                           --------       --------
             Cash and cash equivalents                                                       63,197         69,394

Securities available for sale, at market                                                     82,530         77,324
Loans, net of allowance for loan losses of $5,426 in 2003 and $5,181 in 2002                743,137        735,338
Accrued interest receivable                                                                   3,846          4,181
Foreclosed assets                                                                               718            626
Premises and equipment, net                                                                  20,408         19,369
Federal Home Loan Bank stock, at cost                                                         6,900          7,700
Deferred income taxes                                                                           861            487
Other assets                                                                                  1,337          1,402
                                                                                           --------       --------

          Total                                                                            $922,934       $915,821
                                                                                           ========       ========

Liabilities and Stockholders' Equity

Liabilities:
     Non-interest bearing demand deposits                                                  $ 24,606       $ 18,867
     NOW and money-market accounts                                                          147,523        137,858
     Savings accounts                                                                        25,886         25,403
     Certificates                                                                           484,042        485,930
                                                                                           --------       --------

          Total deposits                                                                    682,057        668,058

     Advances from Federal Home Loan Bank                                                   133,000        149,000
     Other borrowed funds                                                                    17,287         14,303
     Guaranteed preferred beneficial interest in junior subordinated debentures               5,000          5,000
     Accrued expenses and other liabilities                                                  11,117          8,398
                                                                                           --------       --------

          Total liabilities                                                                 848,461        844,759
                                                                                           --------       --------

Stockholders' Equity:
     Preferred stock, $.01 par value, 1,000,000 shares authorized, none outstanding               0              0
     Common stock, $.01 par value, 15,000,000 shares authorized, 6,393,103
       in 2003 and 4,574,944 in 2002, shares issued                                              64             46
     Additional paid-in-capital                                                              31,794         31,638
     Retained income                                                                         62,045         58,409
     Accumulated other comprehensive income, net of taxes                                       484            636
     Treasury stock, at cost (1,000,048 shares in 2003 and 991,669 shares in 2002           (19,914)       (19,667)
                                                                                          ---------      ---------
          Total stockholders' equity                                                         74,473         71,062
                                                                                          ---------      ---------

          Total                                                                           $ 922,934      $ 915,821
                                                                                          =========      =========

                               FFLC Bancorp, Inc.
           Consolidated Statements of Income and Comprehensive Income

                   ($ in thousands, except per share amounts)

                                                        For the three months ended June 30,  For the six months ended June 30,
                                                                   2003        2002                  2003          2002
                                                                   ----        ----                  ----          ----

Interest Income:
  Loans                                                       $   12,590   $   13,151             $   25,312   $   25,993
  Securities                                                         537          779                  1,125        1,540
  Other interest-earning assets                                      202          184                    469          424
                                                              ----------   ----------             ----------   ----------
    Total interest income                                         13,329       14,114                 26,906       27,957
                                                              ----------   ----------             ----------   ----------

Interest Expense:
  Deposits                                                         4,230        4,954                  8,645       10,172
  Borrowed funds                                                   2,087        2,330                  4,214        4,603
                                                              ----------   ----------             ----------   ----------
    Total interest expense                                         6,317        7,284                 12,859       14,775
                                                              ----------   ----------             ----------   ----------


Net interest income                                                7,012        6,830                 14,047       13,182

Provision for loan losses                                            388          613                    794          871
                                                              ----------   ----------             ----------   ----------

Net interest income after
    provision for loan losses                                      6,624        6,217                 13,253       12,311
                                                              ----------   ----------             ----------   ----------

Noninterest Income:
  Deposit account fees                                               255          233                    486          451
  Other service charges and fees                                     702          433                  1,286          914
  Net gain on sales of loans held for sale                           359          126                    630          152
  Other                                                              116           83                    313          251
                                                              ----------   ----------             ----------   ----------
    Total noninterest income                                       1,432          875                  2,715        1,768
                                                              ----------   ----------             ----------   ----------

Noninterest Expense:
  Salaries and employee benefits                                   2,500        2,134                  4,946        4,150
  Occupancy expense                                                  702          585                  1,350        1,158
  Data processing expense                                            280          240                    553          492
  Professional services                                              120           95                    223          197
  Advertising and promotion                                          116          123                    253          234
  Other                                                              545          420                  1,060          810
                                                              ----------   ----------             ----------   ----------
    Total noninterest expense                                      4,263        3,597                  8,385        7,041
                                                              ----------   ----------             ----------   ----------

Income before income taxes                                         3,793        3,495                  7,583        7,038

Income taxes                                                       1,427        1,282                  2,863        2,617
                                                              ----------   ----------             ----------   ----------

  Net Income                                                  $    2,366   $    2,213             $    4,720   $    4,421
                                                              ==========   ==========             ==========   ==========

  Basic income per share                                      $     0.44   $     0.41             $     0.88   $     0.83
                                                              ==========   ==========             ==========   ==========

  Diluted income per share                                    $     0.43   $     0.40             $     0.86   $     0.81
                                                              ==========   ==========             ==========   ==========

  Dividends per share                                         $     0.10   $     0.09             $     0.20   $     0.19
                                                              ==========   ==========             ==========   ==========

  Comprehensive income *                                      $    2,310   $    2,474             $    4,568   $    4,459
                                                              ==========   ==========             ==========   ==========

  Weighted average number of shares outstanding for Basic      5,385,407    5,356,839              5,380,428    5,354,199
                                                              ==========   ==========             ==========   ==========

  Weighted average number of shares outstanding for Diluted    5,483,407    5,468,751              5,480,746    5,464,815
                                                              ==========   ==========             ==========   ==========


* Includes net income and change in unrealized gain (loss) on securities available for sale and derivative instruments.

                               FFLC Bancorp, Inc.
                               Holding Company for
                           First Federal Savings Bank
                  P.O. Box 490420 Leesburg, Florida 34749-0420
                    Voice (352) 787-3311 - Fax (352) 787-7206

FOR IMMEDIATE RELEASE                                  Contact: Stephen T. Kurtz
July 11, 2003                                                    President & CEO

FFLC BANCORP, INC.(NASDAQ NMS: FFLC) Announces 30% Increase In Quarterly
Dividend


Leesburg, Florida. On July 9, 2003, FFLC's Board of Directors approved a 30% increase in the quarterly dividend, from $.10 per share paid during the first two quarters of 2003, to $.13 per share which is payable August 4, 2003 to shareholders of record at the close of business on July 21, 2003. The increase in the quarterly dividend is in response to the continued profitability of the Company's operating subsidiary, First Federal Savings Bank of Lake County, as well as recent reductions in federal taxes on corporate dividends. The $.13 per share dividend represents a 29.5% dividend payout ratio on the June 30, 2003 quarterly basic income per share of $.44.

"The increase in the quarterly dividend reflects the Company's commitment to providing an attractive total return to our shareholders", said Steve Kurtz, FFLC President and Chief Executive Officer. "By paying a higher dividend, we give shareholders the flexibility of either reinvesting in our Company through our dividend reinvestment program, or using the additional dividends for personal needs. We believe that most investors will continue to consider both dividend yield and capital appreciation as important components of total return, and we are committed to do all that we can to provide our shareholders with a competitive return on their investment."

Since its initial public offering in 1994, FFLC has increased its dividend each year. Prior to this increase, FFLC increased its dividend on average 17.5% over each of the past nine years.

First Federal Savings Bank of Lake County conducts business in Lake, Sumter, Citrus and Marion Counties, Florida, through a network of fourteen branch offices. The stock of FFLC Bancorp, Inc. is quoted on the NASDAQ National Market System under the symbol "FFLC". First Federal's web site is located at http://www.1stfederal.com. FFLC Bancorp, Inc.'s SEC filings, press releases and other supplemental information are available at the web site, in the "FFLC Bancorp" section.